FOURTH AMENDMENT TO CREDIT AGREEMENT

     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of May, 2003, by and between THE LIBERTY CORPORATION, a South Carolina corporation (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”) and a Bank.

R E C I T A L S:

     The Borrower and the Agent are parties to a 364-Day Credit Agreement dated as of March 21, 2001 (as amended by the First Amendment to Credit Agreement dated as of October 2001, the Second Amendment to Credit Agreement dated March 19, 2002, the Third Amendment to Credit Agreement dated May 20, 2002, and as may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”). Capitalized terms used in this Agreement which are not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Credit Agreement.

     The Borrower has requested that the Agent amend the Credit Agreement to modify certain provisions of the Credit Agreement as more fully set forth herein. Subject to the terms and conditions of this Agreement, the Agent is willing to agree to the requested amendment.

     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Capitalized Terms. All capitalized undefined terms used in this Agreement shall have the meanings assigned thereto in the Credit Agreement.

     SECTION 2.1. Amendment to Definitions.

     (a)  The definitions of the following quoted terms which are set forth in Section 1.01 of the Credit Agreement are hereby amended in their entirety as follows:

“‘Consolidated EBIT’ for any period means the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) taxes on income of the Borrower and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period; (iv) losses from Permitted Investments of the Borrower and its Consolidated Subsidiaries; and (v) non-cash non-recurring charges or losses, if any of the Borrower and its Consolidated Subsidiaries for such period, minus the sum of (a) non-cash non-recurring gains, if any of the Borrower and its Consolidated Subsidiaries for such period, (b) interest income of the Borrower and its Consolidated Subsidiaries for such period, and (c) income from Permitted Investments of the Borrower and its Consolidated Subsidiaries. In determining Consolidated EBIT for any period, any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis (after giving effect to any adjustments to Consolidated EBIT of such newly acquired Consolidated Subsidiary, which such adjustments have been (x) identified in writing by the Borrower at the time of such acquisition and (y) approved by the Agent) as if it had been a Consolidated Subsidiary for the entire period.”

“‘Consolidated EBITDA’ for any period means the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period, (iii) taxes on income of the Borrower and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period, (iv) Depreciation for such period, (v) amortization of intangible assets of the Borrower and its Consolidated Subsidiaries for such period, (vi) losses from Permitted Investments of the Borrower and its Consolidated Subsidiaries, and (vii) non-cash non-recurring charges or losses, if any of the Borrower and its Consolidated Subsidiaries for such period, minus the sum of (a) non-cash non-recurring gains, if any of the Borrower and its Consolidated Subsidiaries for such period, (b) interest income of the Borrower and its Consolidated Subsidiaries for such period, (c) income from Permitted Investments of the Borrower and its Consolidated Subsidiaries for such period. In determining Consolidated EBITDA for any period, any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis (after giving effect to any adjustments to Consolidated EBITDA of such newly acquired Consolidated Subsidiary, which such adjustments have been (x) identified in writing by the Borrower at the time of such acquisition and (y) approved by the Agent) as if it had been a Consolidated Subsidiary for the entire period.”

“‘Permitted Acquisition’ means any Acquisition or any Acquisition Option by the Borrower or a Subsidiary of any business which is engaged in the same or related line of business as the Borrower and its Subsidiaries, with respect to which each of the following requirements shall have been satisfied:

(a) as of the closing of any Acquisition, the execution of any Binding Acquisition Option or the exercise of any Non-Binding Acquisition Option, as applicable, such Acquisition, Binding Acquisition Option or Non-Binding Acquisition Option, as applicable, has been approved and recommended by the board of directors of the Person to be acquired or from which such business is to be acquired;

(b) as of the closing of any Acquisition, the execution of any Binding Acquisition Option or the exercise of any Non-Binding Acquisition Option, as applicable, after giving effect thereto, the acquiring party must not be “insolvent” and the Borrower and its Consolidated Subsidiaries, on a consolidated basis, must not be “insolvent” (as “insolvent” is defined in Section 4.14); and

(c) as of the closing of any Acquisition, the execution of any Binding Acquisition Option or the exercise of any Non-Binding Acquisition Option, as applicable, no Default shall exist or occur as a result of, and after giving effect to, such Acquisition, Binding Acquisition Option or Non-Binding Acquisition Option, as applicable.”

“‘Permitted Investment’ means any investment (other than any investment constituting an Acquisition) by the Borrower or any Subsidiary made after the Closing Date to the extent the aggregate cost of investments so made does not after December 31, 2002 exceed $75,000,000.”

“‘Termination Date’ shall mean May 18, 2004, as such date may be extended from time to time in accordance with Section 2.05(b).”

     (b)  Section 1.01 of the Credit Agreement is amended by adding the following defined terms (in alphabetical order):

“‘Acquisition Option’ means the collective reference to all Binding Acquisition Options and all Non-Binding Acquisition Options.”

“‘Binding Acquisition Option’ means any option of the Borrower or any of its Subsidiaries to consummate any Acquisition, which such option is not a Non-Binding Acquisition Option.”

“‘Non-Binding Acquisition Option’ means any option of the Borrower or any of its Subsidiaries to consummate any Acquisition, which such option may be cancelled at any time and for any reason without penalty by the Borrower or its Subsidiaries.”

     SECTION 2.2. Amendment to Section 2.06. The table set forth in Section 2.06(a)(ii) of the Credit Agreement is hereby deleted in its entirety and the following table is substituted in lieu thereof:

Leverage Ratio	Applicable Margin

Less than or equal to 1.0 to 1.0	0.625%

Less than or equal to 1.5 to 1.0 but greater than 1.0 to 1.0	0.750%

Less than or equal to 2.0 to 1.0 but greater than 1.5 to 1.0	0.875%

Less than or equal to 2.5 to 1.0 but greater than 2.0 to 1.0	1.125%

Greater than 2.5 to 1.0	1.375%

     SECTION 2.3. Amendment to Section 2.07. The table set forth in Section 2.07(a) of the Credit Agreement is hereby deleted in its entirety and the following table is substituted in lieu thereof:

Leverage Ratio	Commitment Fee

Less than or equal to 1.0 to 1.0	0.125%

Less than or equal to 1.5 to 1.0 but greater than 1.0 to 1.0	0.175%

Less than or equal to 2.0 to 1.0 but greater than 1.50 to 1.0	0.225%

Less than or equal to 2.5 to 1.0 but greater than 2.0 to 1.0	0.275%

Greater than 2.5 to 1.0	0.325%

     SECTION 2.4. Amendment to Section 5.03. Section 5.03 of the Credit Agreement is hereby amended by deleting the number “2.5” located in the fourth line of such section and inserting the number “3.0” in lieu thereof.

     SECTION 2.5. Amendment to Section 5.05. Section 5.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 5.05 Restricted Payments. The Borrower will not declare or make any Restricted Payment if the amount of such Restricted Payment, when aggregated with all other Restricted Payments made after December 31, 2002, would exceed the sum of (a) $100,000,000 plus (b) fifty percent (50%) of cumulative Net Income of the Borrower for all fiscal periods beginning January 1, 2003; provided that: (i) in no event shall the Borrower declare or make any Restricted Payment if after giving effect to the payment of any such Restricted Payment, a Default shall have occurred and be continuing; and (ii) for purposes of this Section 5.05 only, Net Income shall be determined without regard to any effect on Net Income resulting solely from any treatment of post-retirement benefits of the Borrower and its Consolidated Subsidiaries required by Financial Accounting Standards Board Statement No. 106.

     SECTION 2.6. Amendment to Section 5.08. Section 5.08 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 5.08 Investments. The Borrower and its Subsidiaries shall not make investments in any Person except investments (i) in direct obligations of the United States Government maturing within one year, (ii) in certificates of deposit issued by a commercial bank whose credit is satisfactory to the Agent, (iii) in commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-I or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition, (iv) in tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation and Aa or the equivalent thereof by Moody’s Investors Service, Inc., (v) constituting Permitted Investments, and (vi) constituting Permitted Acquisitions.

     SECTION 3. Conditions to Effectiveness. The effectiveness of this Agreement and the obligations of the Agent hereunder are subject to the following conditions, unless the Required Banks waive such conditions:

(a) receipt by the Agent of a duly executed counterpart of this Agreement signed by the Borrower;

(b) payment of all outstanding fees and expenses due and payable to the Agent, including, without limitation, the reasonable fees and disbursements of counsel for the Agent; and

(c) the representations and warranties of the Borrower contained in Section 5 of this Agreement shall be true on and as of the date hereof.

     SECTION 4. Effect of Amendment. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect. The amendment granted herein is specific and limited and shall not constitute a modification, acceptance or waiver of any other provision of or default under the Credit Agreement, the other Loan Documents or any other document or instrument entered into in connection therewith or a future modification, acceptance or waiver of the provisions set forth therein (except to the extent necessary to give effect to the specific amendment set forth herein).

     SECTION 5. Representations and Warranties.

     (a)  By its execution hereof, the Borrower hereby certifies that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof as if fully set forth herein and that no Default or Event of Default has occurred and is continuing as of the date hereof.

     (b)  By its execution hereof, the Borrower hereby represents and warrants that the Borrower has the right, power and authority and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and each other document executed in connection herewith to which it is a party in accordance with their respective terms.

     (c)  This Agreement and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

     SECTION 6. Fees and Expenses. The Borrower shall pay all reasonable out-of-pocket fees and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and disbursements of counsel for the Agent.

     SECTION 7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.

     SECTION 8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

     SECTION 9. Fax Transmission. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     SECTION 10. Effective Date. This Agreement shall be effective as of May 19, 2003.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Agreement as of the day and year first above written.

BORROWER:

THE LIBERTY CORPORATION

By:_____________________________ Name:___________________________ Title:____________________________

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and a Bank

By:_____________________________ Name:___________________________ Title:____________________________